As filed with the Securities and Exchange Commission on November 9, 2007.

Registration No. 333-147070

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO
FORM F-1

REGISTRATION STATEMENT
Under the Securities Act of 1933

GLOBAL SHIP LEASE, INC.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Republic of the Marshall Islands	4412	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Fourth Floor
Millbank Business Centre, Millbank Tower
London SW1P 4QP
United Kingdom
44 (0) 20 7802 5100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Antonios C. Backos, Esq. Lowell D. Ness, Esq. Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, New York 10103 (212) 506-5000 (Phone) (212) 506-5151 (Fax)	Gary Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000 (Phone) (212) 455-2502 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common shares, par value $0.01 per share, including preferred share purchase rights(3)	$455,981,704.50	$13,998.64(4)
(1)	Includes common shares that may be purchased from the Registrant by the underwriters pursuant to an over-allotment option.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(3)	Rights to purchase preferred shares will initially trade together with the common shares. The value attributable to the rights to purchase preferred shares, if any, will be reflected in the market price of the common shares.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the registration statement of Global Ship Lease, Inc. (‘‘Second Amendment’’) does not relate to our preliminary prospectus, which is not amended hereby. As such, this Second Amendment does not include a copy of our preliminary prospectus. This Second Amendment is being filed solely for the purpose of submitting the following additional exhibits: Exhibit 1.1 (Underwriting Agreement); Exhibit 5.1 (Legal opinion of Reeder & Simpson, P.C. as to the validity of the common shares); Exhibit 8.1 (Opinion of Orrick, Herrington & Sutcliffe LLP with respect of certain tax matters); Exhibit 8.2 (Opinion of Reeder & Simpson, P.C. with respect of certain tax matters); Exhibit 10.19 (Indemnification Agreement by CMA CGM S.A. to Global Ship Lease, Inc.); Exhibit 10.20 (Form of Employment Agreement between Thomas A. Lister and Global Ship Lease Services Limited); and Exhibit 21 (List of Subsidiaries of Global Ship Lease, Inc.).

Part II
Information Not Required in Prospectus

Unless otherwise defined, all capitalized terms contained in this Part II shall have the meaning described to them in this prospectus, which forms a part of the registration statement. Global Ship Lease, Inc. is sometimes referred to in this Part II as the ‘‘Registrant.’’

Item 6.    Indemnification of Directors and Officers.

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers.

Following this offering, we will enter into indemnification agreements with our directors and officers pursuant to which we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Section 60 of the Business Corporations Act of the Marshall Islands entitled ‘‘Indemnification of directors and officers’’ provides as follows:

(1)    Actions not by or in right of the corporation.     A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)    Actions by or in right of the corporation.     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)    When director or officer successful.     To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)    Payment of expenses in advance.     Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)    Indemnification pursuant to other rights.     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)    Continuation of indemnification.     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)    Insurance.     A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.

We were incorporated under the laws of the Marshall Islands on May 3, 2007 under the name Global Ship Lease, Inc. We issued 100 of our common shares, par value $0.01 per share, to CMA CGM S.A. in consideration of a capital contribution of $100.00 by it on May 21, 2007. That private placement was exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) thereof because the issuance did not involve a public offering of securities.

Item 8.    Exhibits and Financial Statement Schedules.

Exhibit	Description
1.1	Underwriting Agreement.
3.1**	Amended and Restated Articles of Incorporation of Global Ship Lease, Inc.
3.2**	Amended and Restated Bylaws of Global Ship Lease, Inc.
4.1	Specimen of Share Certificate of Global Ship Lease, Inc. (incorporated herein by reference to Exhibit 3 of Registrant’s Form 8-A (File No. 001-33819) dated November 8, 2007).
5.1	Legal opinion of Reeder & Simpson, P.C. as to the validity of the common shares.
8.1	Opinion of Orrick, Herrington & Sutcliffe LLP with respect of certain tax matters.
8.2	Opinion of Reeder & Simpson, P.C. with respect of certain tax matters.
10.1**	Form of Employment Agreement between Ian J. Webber and Global Ship Lease Services Limited.

Exhibit	Description
10.2**	Form of Employment Agreement between Susan J. Cook and Global Ship Lease Services Limited.
10.3**	Registration Rights Agreement between Global Ship Lease, Inc. and CMA CGM S.A.
10.4**	Lock-Up Agreement among Global Ship Lease, Inc. and certain of its officers, directors and shareholders.
10.5**	Transitional Services Agreement between Global Ship Lease Services Limited and CMA CGM S.A.
10.6**	Asset Purchase Agreement among Global Ship Lease, Inc. and CMA CGM S.A., Delmas S.A.S., Pacific I S.N.C. and Pacific II S.N.C.
10.7**	Form of Shareholder Rights Agreement between Global Ship Lease, Inc. and American Stock Transfer & Trust Company.
10.8*	2007 Equity Incentive Plan of Global Ship Lease, Inc.
10.9*	Credit Facility between Global Ship Lease, Inc., Fortis Bank (Nederland) N.V., Citibank International Plc and HSH Nordbank AG.
10.10**	Guarantee made by Global Ship Lease, Inc. in favor of the charterer listed on Schedule I thereto.
10.11**	Guarantee made by the CMA CGM S.A. in favor of Global Ship Lease, Inc.
10.12**	Form of Charter Agreement entered into by a Subsidiary of Global Ship Lease, Inc. and CMA CGM S.A. or one of its Subsidiaries.
10.13**	Form of Ship Management Agreement entered into by CMA Ship Management and a Subsidiary of Global Ship Lease, Inc.
10.14**	Guarantee made by Global Ship Lease, Inc. in favor of CMA CGM S.A. and CMA Ship Management.
10.15**	Guarantee made by CMA CGM S.A. in favor of Global Ship Lease, Inc. and its subsidiaries.
10.16**	Global Expense Agreement between CMA Ship Management and Global Ship Lease, Inc.
10.17**	Form of Indemnification Agreement entered into between Global Ship Lease, Inc. and each of its directors and officers.
10.18**	Preemptive Rights Agreement between Global Ship Lease, Inc. and CMA CGM S.A.
10.19	Indemnification Agreement by CMA CGM S.A. to Global Ship Lease, Inc.
10.20	Form of Employment Agreement between Thomas A. Lister and Global Ship Lease Services Limited.
21.1	Subsidiaries of Global Ship Lease, Inc.
23.1**	Consent of PricewaterhouseCoopers Audit, Neuilly-sur-Seine, France regarding CMA CGM S.A.
23.2**	Consent of PricewaterhouseCoopers Audit, Neuilly-sur-Seine, France regarding Delmas S.A.S.
23.3**	Consent of PricewaterhouseCoopers Audit, Neuilly-sur-Seine, France regarding Global Ship Lease, Inc.
23.4**	Consent of Drewry Shipping Consultants Limited.
23.5**	Consent of William A. O’Neil, as director nominee.
23.6**	Consent of Knud E. Stubkjær, as director nominee.

Exhibit	Description
23.7**	Consent of Jeffrey D. Pribor, as director nominee.
23.8**	Consent of Thomas A. Lister, as officer nominee.
24.1**	Power of Attorney (included on signature page).

*

To be filed by amendment.

**

Previously filed.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or its controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)    For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 9, 2007.

GLOBAL SHIP LEASE, INC.

By:	/s/ Ian J. Webber
Ian J. Webber Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated on November 9, 2007:

Signature	Title(s)
/s/ Ian J. Webber	Chief Executive Officer (Principal Executive Officer)
Ian J. Webber
*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Susan J. Cook
*	Director
Ib Fruergaard
*	Director
Flemming R. Jacobs

*By:

/s/ Ian J. Webber
Ian J. Webber
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on November 9, 2007.

PUGLISI & ASSOCIATES
By:	/s/ Donald J.Puglisi
Managing Director Authorized Representative in the United States

LIST OF EXHIBITS

Exhibit	Description
1.1	Underwriting Agreement.
3.1**	Amended and Restated Articles of Incorporation of Global Ship Lease, Inc.
3.2**	Amended and Restated Bylaws of Global Ship Lease, Inc.
4.1	Specimen of Share Certificate of Global Ship Lease, Inc. (incorporated herein by reference to Exhibit 3 of Registrant’s Form 8-A (File No. 001-33819) dated November 8, 2007).
5.1	Legal opinion of Reeder & Simpson, P.C. as to the validity of the common shares.
8.1	Opinion of Orrick, Herrington & Sutcliffe LLP with respect of certain tax matters.
8.2	Opinion of Reeder & Simpson, P.C. with respect of certain tax matters.
10.1**	Form of Employment Agreement between Ian J. Webber and Global Ship Lease Services Limited.
10.2**	Form of Employment Agreement between Susan J. Cook and Global Ship Lease Services Limited.
10.3**	Registration Rights Agreement between Global Ship Lease, Inc. and CMA CGM S.A.
10.4**	Lock-Up Agreement among Global Ship Lease, Inc. and certain of its officers, directors and shareholders.
10.5**	Transitional Services Agreement between Global Ship Lease Services Limited and CMA CGM S.A.
10.6**	Asset Purchase Agreement among Global Ship Lease, Inc. and CMA CGM S.A., Delmas S.A.S., Pacific I S.N.C. and Pacific II S.N.C.
10.7**	Form of Shareholder Rights Agreement between Global Ship Lease, Inc. and American Stock Transfer & Trust Company.
10.8*	2007 Equity Incentive Plan of Global Ship Lease, Inc.
10.9*	Credit Facility between Global Ship Lease, Inc., Fortis Bank (Nederland) N.V., Citibank International Plc and HSH Nordbank AG.
10.10**	Guarantee made by Global Ship Lease, Inc. in favor of the charterer listed on Schedule I thereto.
10.11**	Guarantee made by the CMA CGM S.A. in favor of Global Ship Lease, Inc.
10.12**	Form of Charter Agreement entered into by a Subsidiary of Global Ship Lease, Inc. and CMA CGM S.A. or one of its Subsidiaries.
10.13**	Form of Ship Management Agreement entered into by CMA Ship Management and a Subsidiary of Global Ship Lease, Inc.
10.14**	Guarantee made by Global Ship Lease, Inc. in favor of CMA CGM S.A. and CMA Ship Management.
10.15**	Guarantee made by CMA CGM S.A. in favor of Global Ship Lease, Inc. and its Subsidiaries.
10.16**	Global Expense Agreement between CMA Ship Management and Global Ship Lease, Inc.

Exhibit	Description
10.17**	Form of Indemnification Agreement entered into between Global Ship Lease, Inc. and each of its directors and officers.
10.18**	Preemptive Rights Agreement between Global Ship Lease, Inc. and CMA CGM S.A.
10.19	Indemnification Agreement by CMA CGM S.A. to Global Ship Lease, Inc.
10.20	Form of Employment Agreement between Thomas A. Lister and Global Ship Lease Services Limited.
21.1	List of Subsidiaries of Global Ship Lease, Inc.
23.1**	Consent of PricewaterhouseCoopers Audit, Neuilly-sur-Seine, France regarding CMA CGM S.A.
23.2**	Consent of PricewaterhouseCoopers Audit, Neuilly-sur-Seine, France regarding Delmas S.A.S.
23.3**	Consent of PricewaterhouseCoopers Audit, Neuilly-sur-Seine, France regarding Global Ship Lease, Inc.
23.4**	Consent of Drewry Shipping Consultants Limited.
23.5**	Consent of William A. O’Neil, as director nominee.
23.6**	Consent of Knud E. Stubkjær, as director nominee.
23.7**	Consent of Jeffrey D. Pribor, as director nominee.
23.8**	Consent of Thomas A. Lister, as officer nominee.
24.1**	Power of Attorney (included on signature page).

* To be filed by amendment.

**

Previously filed.